The Reader’s Digest Association, Inc.
Media: William Adler, (914) 244-7585 william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com

Reader’s Digest Association Announces 1Q Fiscal 2007 Earnings;
Cash Flow Improves Significantly Despite Lower Operating Results;
Company Reaffirms Fiscal 2007 Guidance

PLEASANTVILLE, NY, October 26, 2006 - The Reader’s Digest Association, Inc. (NYSE: RDA) today reported significantly improved free cash flow despite lower operating results for the quarter, consistent with the company’s expectations and in line with guidance for the full fiscal year. First quarter results reflect seasonal investment as the company ramps up for the heavy fall and winter selling season. The following are company-wide results for the Fiscal 2007 first quarter, versus the same quarter in Fiscal 2006:

•	Revenues were $517 million, up slightly versus last year. Adjusting for foreign-currency fluctuations, consolidated revenues were down 2 percent.

•
Reported operating losses were $(30) million versus a loss of $(7) million last year. Last year’s results included a $3 million gain on the sale of certain non-strategic assets previously recorded in other income/(expense), net.

•	Reported EPS was a loss of $(0.29) per share, versus a loss of $(0.09) per share last year.

Free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) was a use of $(62) million, an improvement of $37 million over last year’s first quarter usage of $(99) million. The positive variance was driven by a significant improvement in working capital. The company historically uses cash in the first quarter in preparation for the fall and winter selling seasons.

“Operating results were down in the quarter versus last year, although slightly better than our internal expectations. As we guided in the fourth quarter of Fiscal 2006, much of the decline reflects a planned shift in timing and mix of customer-acquisition- related marketing activities and increased investment spending on new initiatives including Every Day with Rachael Ray, Daheim in Deutschland and Taste of Home Entertaining. These new initiatives collectively will contribute substantial revenues in Fiscal 2007,” said Eric Schrier, President and Chief Executive Officer. “Free cash flow is off to a very strong start, and consistent with our earlier guidance we continue to expect much stronger free cash flow in Fiscal 2007 versus last year.”

 1Q Variance Explanation

•
Revenues: Consolidated revenues were up slightly to $517 million, down 2 percent currency-neutral. RD North America (RDNA) increased 1 percent to $229 million, or flat currency-neutral. RD International (RDI) was up 3 percent to $241 million, down 1 percent currency-neutral. Consumer Business Services (CBS) revenues declined 11 percent to $53 million, mainly attributable to lower sales at Books Are Fun (BAF).

•
Losses: Operating losses were $(30) million, versus operating losses of $(7) million in last year’s quarter. RDNA profits of $9 million were down $(7) million versus last year. RDI reported a loss of $(9) million, down from a profit of $1 million last year. The loss at CBS of $(19) was unfavorable by $(1) million versus last year.

•	Other Income: Other Income (Expense), net was $(14) million versus $(9) million last year. The unfavorable variance reflects higher interest expense this year versus last.

Outlook
In Fiscal 2007, the company continues to expect to grow both revenues and profits for each of the next three quarters as well as the full year, in line with its expectations announced in August, principally driven by:

•	Further strengthening RDNA, RDI and QSP.
•
Returning BAF to profitability through the division’s five-part plan that includes new management, cost reduction, strengthening the sales force, focusing on the core book and gift businesses, and improving the business model. The goals of the plan are to maintain and expand BAF’s leading position in the display marketing business, improve operating profit margins, and position the business for long-term revenue growth.

•	Accelerating growth from new launches including businesses in new international markets, the magazine Every Day with Rachael Ray, and Taste of Home Entertaining.
•	Expanding RDA’s Internet/digital presence by integrating RDA’s existing food and Web activities with Allrecipes.com, the recently acquired leading home cooks website.

For full-year Fiscal 2007, RDA expects:

•	Total company revenues to grow mid-single digits.
•
Total company operating profits to grow in low double digits, reflecting high single-digit profit growth at RDNA and RDI, and significantly improved profits at CBS in comparison with Fiscal 2006 Adjusted Operating Profits. These gains will be partly offset by higher Corporate expenses related to an expected increase in legal fees as several BAF legal actions move to trial, as well as the absence of favorable non-recurring items in 2006 including the reversal of a legal accrual and reduced management compensation.

•	EPS to improve to a range of $0.88 to $0.98 per share.
•	Free cash flow in the $120 million to $140 million range.
Segment Information

In millions	Fiscal 2007 Quarter 1 (a)	Fiscal 2006 Quarter 1 (a)	Better/ (Worse) (a)
Revenues:
Reader’s Digest North America	$229	$228	$1
Reader’s Digest International	241	235	6
Consumer Business Services	53	60	(7)
Intercompany Eliminations	(6)	(6)	-
Total revenues	$517	$516	$1
Operating Profit (Loss):
Reader’s Digest North America	$9	$16	$(7)
Reader’s Digest International	(9)	1	(10)
Consumer Business Services	(19)	(18)	(1)
Corporate Unallocated	(10)	(9)	(1)
Other Operating Items, Net (b)	-	3	(3)
Total operating loss	$(30)	$(7)	$(23)

(a) Certain amounts do not recalculate due to rounding.
(b) Asset sales were reclassified to Other Operating Items, Net, to conform to the current year’s presentation. In the past, asset sales were recorded in Other Income (Expense), Net. Other Operating Items, Net for Q1 2006 relate primarily to the sale of real estate in Mexico.

Reader’s Digest North America (RDNA)
In the first quarter, revenues for RDNA were $229 million, up 1 percent over last year. Excluding the effects of foreign currency translation, revenues were flat to last year. Operating profits were $9 million versus $16 million in the year-ago quarter.

Revenues reflect incremental sales from new launches Every Day with Rachael Ray magazine and Taste of Home Entertaining, the acquisition of Allrecipes.com, and the launch of the new Taste of Home Cookbook. These gains were offset by lower advertising and newsstands sales at U.S. Reader’s Digest magazine and the timing of Reiman magazines and book annuals.

The decline in operating profits principally reflects the revenue drivers mentioned above as well as a planned shift in timing of certain promotional mailings, and increased investment in new launches Every Day with Rachael Ray and Taste of Home Entertaining.

Reader’s Digest International (RDI)
In the first quarter, RDI revenues were $241 million, up 3 percent over last year. Excluding the effects of foreign currency translation, revenues were down 1 percent. RDI reported an operating loss in the quarter of $(9) million, versus a profit of $1 million last year. Revenues were driven by higher sales in Germany, Russia, Australia, Brazil and Czech Republic. In certain markets, including Germany, results were bolstered by sales of the blockbuster title launched in the United States last year, Extraordinary Uses for Ordinary Things. The newer markets launched in recent years also contributed revenue growth. These gains were offset by sales declines in France, United Kingdom, Portugal and Poland, principally reflecting weaker-than-expected mailings.

Operating losses principally reflect a shift in timing and mix of new customer-acquisition mailings, investments in new initiatives, and some softness in Portugal and certain markets in Eastern Europe. Investments include additional testing in potential new markets, new magazine launches in Germany, Finland, Mexico and Australia, and continued development of the company’s English-language learning business in several markets.

Consumer Business Services (CBS)
CBS reported revenues of $53 million, down 11 percent from last year, and operating losses of $(19) million, versus a loss of $(18) million last year. The first quarter is typically the smallest for CBS as its two businesses invest in preparation for the fall and winter selling season. Revenues declined at both BAF, and to a far lesser extent, QSP, while operating losses at QSP improved versus last year.

At BAF, revenue declines were driven by lower corporate events reflecting the impact of fewer corporate sales reps versus last year, while averages for both schools and corporate events were stronger than expected. Operating losses reflect the revenue shortfall and planned increased investment spending for the head office relocation and investment in the sales force. BAF is beginning to make progress relative to its cost reduction program developed last year, sales force retention and recruiting efforts are improving, and the new Chicago office is now fully operational.

At QSP, results were driven by higher magazine subscription sales, offset by lower gift and the timing of food sales. QSP continues to benefit from an improving business position and lower costs.

Corporate Unallocated
Corporate unallocated expenses were $(10) million in the quarter, versus $(9) million in the year-ago quarter. Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and stock and executive compensation programs.

Non-GAAP Financial Measures
The company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP). To facilitate external analysis of the company’s operating performance, the company also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

•
Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts do not recalculate due to rounding.

Reconciliation of Free Cash Flow, in millions	Q1 Fiscal 2007 (a)	Q1 Fiscal 2006
Reported change in cash per cash flow statement (see Table 4)	$11	$18
Change in total borrowings	(83)	(136)
Dividends	10	10
Share repurchases	---	9
Debt financing fees	1	---
Free Cash Flow Use	$(62)	$(99)

(a) Certain amounts do not recalculate due to rounding.

•
Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management’s measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any “excess” cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

•	Adjusted Operating Profit - Adjusted operating profit is defined as operating profit exclusive of the sales of non-strategic assets, restructuring activities and significant non-cash charges.

The company will host a conference call with financial analysts to discuss the company’s first quarter results on Thursday, October 26, 2006 at 8:30 a.m. EDT. The company invites investors to listen to the webcast of the conference call at the company’s Investor Relations website, www.rda.com. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. A transcript of the conference call will be posted on www.rda.com.

Segment Composition
The company reports business results in three segments:

•
Reader’s Digest North America - Reader’s Digest magazine in the United States; Reader’s Digest (in English and French versions) and Our Canada magazines in Reader’s Digest Canada; Reiman Media Group, including magazines Backyard Living, Birds & Blooms, Cooking for 2, Country, Country Woman, Farm & Ranch Living, Light & Tasty, simple and delicious, Reminisce and Taste of Home, the largest-circulation U.S. food magazine, as well as books, cooking schools, country tours and other enterprises; American Woodworker, Every Day with Rachael Ray, Reader’s Digest Large Print Edition, The Family Handyman, and U.S. Selecciones magazines; Allrecipes.com, the leading community website for home cooks; Taste of Home Entertaining, a fast-growing home party plan business; Trade Publishing, comprising adult and children’s trade books; Select Editions, series, general, health and home books; Reader’s Digest Young Families; music and video products; and Financial Services marketing alliances in the United States and Canada.

•
Consumer Business Services - Books Are Fun, the leading display marketer in North America selling books, gifts and other items; and QSP, Inc., QSP Canada, eFundraising.com, and FundRaising.com, market-leading schools and youth fundraising companies operating in North America.

•
Reader’s Digest International - Products sold in more than 70 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Reader’s Digest Young Families products; Reader’s Digest magazine (globally published in 50 editions and 21 languages), Special Interest magazines in Australia, Czech Republic, Finland, Germany, Mexico and Russia; Books Are Fun operations in Mexico and Spain; and Financial Services marketing partnerships and other initiatives in more than 30 countries.

The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company’s corporate website is www.rda.com.

This release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader’s Digest Association, Inc.’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.

			Table 1 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)
(unaudited)

	Three-month period ended
	September 30, 2006 and 2005 (A)

	Fiscal Year		Better/
	2007	2006	(Worse)

Revenues	$517.1	$516.4	0%

Product, distribution and editorial expenses	(225.4)	(221.0)	(2%)
Promotion, marketing and administrative expenses	(321.3)	(304.8)	(5%)
Other operating items, net (B)	---	2.6	N/M

Operating loss	(29.6)	(6.8)	(335%)

Other (expense) income, net	(13.7)	(9.3)	(47%)

Loss before income tax benefit	(43.3)	(16.1)	(169%)

Income tax benefit	16.6	7.9	110%

Net loss	($26.7)	($8.2)	(225%)

Basic and diluted loss per share:
Weighted average common shares outstanding	94.2	97.4	N/M

Basic and diluted loss per share	($0.29)	($0.09)	(222%)

Dividends per common share	$0.10	$0.10

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended September 30, 2006 and 2005 are the first fiscal quarters of fiscal year 2007 and fiscal year 2006, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) Included in other operating items, net are gains from the sales of certain non-strategic assets. The three month period ended September 30, 2005 primarily consists of a $2.5 million gain on the sale of real estate in Mexico. Previously, sales of non-strategic assets were recorded in other (expense) income, net, and have been reclassified to other operating items, net to conform to the current period presentation.

N/M - Not meaningful.

			Table 2 of 4
The Reader's Digest Association, Inc. and Subsidiaries
Revenues and Operating Profit by Operating Segments
(In millions)
(unaudited)

	Three-month period ended
	September 30, 2006 and 2005 (A)

	Fiscal Year
			Better/
	2007	2006	(Worse)

Revenues

Reader's Digest North America	$229.2	$227.7	1%

Reader's Digest International	241.0	235.0	3%

Consumer Business Services	53.4	59.8	(11%)

Intercompany eliminations (B)	(6.5)	(6.1)	(7%)

Total Revenues	$517.1	$516.4	0%

Operating profit (loss)

Reader's Digest North America	$8.6	$16.0	(46%)

Reader's Digest International	(9.0)	1.4	(743%)

Consumer Business Services	(19.0)	(18.0)	(6%)

Corporate unallocated (C)	(10.2)	(8.8)	(16%)

	(29.6)	(9.4)	(215%)

Other Operating Items, net (D)	---	2.6	N/M

Total operating loss	($29.6)	($6.8)	(335%)

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended September 30, 2006 and 2005 are the first fiscal quarters of fiscal year 2007 and fiscal year 2006, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) In the normal course of business, the company's segments enter into transactions with one another.
These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations. However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(C) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and stock and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

(D) Included in other operating items, net are gains from the sales of certain non-strategic assets. The three month period ended September 30, 2005 primarily consists of a $2.5 million gain on the sale of real estate in Mexico. Previously, sales of non-strategic assets were recorded in other (expense) income, net, and have been reclassified to other operating items, net to conform to the current period presentation.

N/M - Not meaningful.

		Table 3 of 4
The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Balance Sheets
(In millions)
(unaudited)

	September 30,	June 30,
	2006	2006
Assets
Cash and cash equivalents	$45.4	$34.7
Accounts receivable, net	300.4	261.9
Inventories	215.4	172.3
Prepaid and deferred promotion costs	63.4	62.3
Prepaid expenses and other current assets	199.5	173.1

Total Current Assets	824.1	704.3

Property, plant and equipment, net	118.9	119.3
Goodwill	744.1	744.1
Other intangible assets, net	131.0	134.4
Prepaid pension assets	328.8	324.6
Other noncurrent assets	103.0	95.4

Total Assets	$2,249.9	$2,122.1

Liabilities and Stockholders' Equity
Accounts payable	$173.7	$128.2
Loans or notes payable	2.0	---
Accrued expenses	252.6	257.3
Income taxes payable	42.7	40.6
Unearned revenues	415.8	394.1
Other current liabilities	12.2	9.8

Total Current Liabilities	899.0	830.0

Long-term debt	776.3	695.0
Unearned revenues	144.8	131.2
Accrued pension	109.2	108.7
Postretirement and postemployment benefits other than pensions	93.1	94.2
Other noncurrent liabilities	89.2	87.9

Total Liabilities	2,111.6	1,947.0

Preferred stock	28.8	28.8
Common stock	1.5	1.5
Paid-in capital	206.3	208.1
Retained earnings	1,027.8	1,064.3
Accumulated other comprehensive loss	(66.8)	(67.4)
Treasury stock, at cost	(1,059.3)	(1,060.2)

Total Stockholders' Equity	138.3	175.1

Total Liabilities and Stockholders' Equity	$2,249.9	$2,122.1

		Table 4 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(In millions)
(unaudited)

	Three-month period ended
	September 30, (A)
	2006	2005

Cash flows from operating activities
Net loss	($26.7)	($8.2)
Depreciation and amortization	8.7	9.4
Amortization of debt issue costs	0.4	0.4
Stock-based compensation	2.3	3.5
Net gain on sales of long-term assets	---	(2.5)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions
Accounts receivable, net	(38.1)	(50.7)
Inventories	(42.9)	(53.0)
Prepaid and deferred promotion costs	(1.1)	(6.5)
Other assets	(11.7)	(26.3)
Unearned revenues	35.2	42.8
Income and deferred taxes, net	(22.0)	(11.7)
Accounts payable and accrued expenses	41.4	10.7
Other liabilities	0.1	(0.7)

Net change in cash due to operating activities	(54.4)	(92.8)

Cash flows from investing activities
Proceeds from sales of property, plant and equipment	0.1	3.4
Payments for Allrecipes.com acquisition	(0.4)	---
Purchases of intangible assets	---	(0.5)
Capital expenditures	(5.1)	(6.3)
Net change in cash due to investing activities	(5.4)	(3.4)

Cash flows from financing activities
Proceeds from borrowings, net	83.3	135.8
Dividends paid	(9.8)	(10.1)
Cash paid for financing fees	(0.6)	---
Treasury stock repurchases	---	(9.4)
Proceeds from employee stock purchase plan and exercise of stock options	0.3	0.6
Other, net	(3.6)	(3.7)
Net change in cash due to financing activities	69.6	113.2

Effect of exchange rate changes on cash	0.9	0.5

Net change in cash and cash equivalents	10.7	17.5

Cash and cash equivalents at beginning of period	34.7	37.7

Cash and cash equivalents at end of period	$45.4	$55.2

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended September 30, 2006 and 2005 are the first fiscal quarters of fiscal year 2007 and fiscal year 2006, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.